EXHIBIT 10.90


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                        RESTATED DEBT REPAYMENT AGREEMENT

     This Agreement (the "Agreement") is made effective as of the 15th day of May, 1997, by and between Sparta Surgical Corporation, a Delaware corporation, having its principal offices at 7068 Koll Center Parkway, Bernal Corporate Park, Suite 401, Pleasanton, California 94566 (the "Company"), and Thomas F. Reiner, President, Chief Executive Officer and Chairman of the Board of the Company ("Reiner").

     WHEREAS, Reiner was, on the date of a Debt Repayment Agreement previously entered into between the Company and himself (the "Original Agreement"), indebted to the Company in the amount of approximately $556,413.00, which consisted of the amount of approximately $210,000.00 owing from him to the Company pursuant to a non-interest bearing promissory note, the amount of $222,419.00 owing from him to the Company pursuant to a promissory note, bearing interest at the rate of six percent (6%) per annum (the "Interest Bearing Note") and the amount of approximately $123,994.00 owing as an account receivable of the Company, as the amounts owing on such obligations may be increased or decreased from time to time (the "Debt");

     WHEREAS, the Company and Reiner are desireous of entering into this Agreement in place of and in lieu of the Original Agreement, with the Original Agreement being hereafter null and void and of no effect; and

     WHEREAS, Reiner has offered to repay the Debt in the manner provided for herein out of his future salary and has agreed to permit the Company to pay such amounts directly in the manner provided herein and the Company has agreed to such arrangement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Reiner agree as follows:

     1. Repayment. Reiner agrees to repay the Debt by paying to the Company the following amounts of his annual base salary (as such term is used in Section 4
(a) of Reiner's Employment Agreement with the Company dated April 8, 1996 (the "Employment Agreement")) during each year of the term of his Employment
Agreement:

Period                              Annual Payment Amount

5/15/1997 - 4/7/1998                $50,000.00 (less amounts previously paid)
4/8/1998 - 4/7/1999                 $50,000.00
4/8/1999 - 4/7/2000                 $55,000.00
4/8/2000 - 4/7/2001                 $60,000.00
4/8/2001 - 4/7/2002                 $60,000.00
4/8/2002 - 4/7/2003                 $65,000.00
4/8/2003 - 4/7/2004                 $70,000.00
4/8/2004 - 4/7/2005                 $70,000.00
4/8/2005 - 4/7/2006                 Balance outstanding on 4/8/2005


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     Such annual amounts (each being a "Debt Reduction Payment") shall be repaid by Riener in twelve equal installments payable on the first date of each month (commencing July 1, 1997) during the year to which such Debt Reduction Payment pertains. In the event that the entire amount of the Debt is satisfied for any reason (including in the event of the termination of Reiner's employment pursuant to Section 4 (g) of the Employment Agreement) Reiner shall be entitled to receive any amounts owing to him under the Employment Agreement without the Debt Reduction Payments being deducted, offset or otherwise deemed owing.

     2. Modification of Certain Terms of the Debt; Application of Payments. In consideration of Reiner's entering into this Agreement, the Company agrees that
(i) the due date for each portion of the Debt shall be extended to April 7, 2006; (ii) all interest owing under the Interest Bearing Note shall be waived; and (iii) the terms of the Interest Bearing Note shall be modified so that the Interest Bearing Note no longer requires the payment of any interest. All payments made pursuant to this Agreement shall be applied first to interest owing on the Debt and to such portion of the Debt which represents accrued interest owing from Reiner to the Company (together representing approximately $319,209 in accrued interest) and thereafter to principal.

     3. Payment of Tax Liability. The Company agrees to pay to Reiner each month, as additional compensation, the estimated amount of (i) any federal, state and local income or excise taxes that Reiner must pay for such month on his salary with respect to amounts being repaid to the Company as a monthly installment against the Debt Reduction Payment, as a result of any waiver of interest on the Interest Bearing Note and as to any imputed interest on the Interest Bearing Note hereafter; and (ii) an additional sum of money, as compensation for any federal, state and local income or excise taxes payable upon payments made pursuant to this Section 3, including any such taxes upon payments pursuant to this subsection (ii), the intention being that payments pursuant to this subsection (ii) shall equal such amount as is required to entirely repay any cost to Reiner for such taxes. Payment of any amounts pursuant to this Section 3 shall be calculated at the highest marginal tax rate as to which Reiner might be subject for the tax year in which the income from the forgiveness of such of the Indebtedness is recognized, regardless of Reiner's actual marginal rates.

     4. Notice: Any notices required to be given pursuant to the provisions of this Agreement shall be in writing and delivered by hand delivery, express delivery service or by certified mail return receipt requested to the parties at the following addresses:

                  Company: Sparta Surgical Corporation
                           7068 Koll Center Parkway
                           Bernal Corporate Park, Suite 401
                           Pleasanton, California 94566

                  Reiner:  Thomas F. Reiner
                           4478 Fleetwood Road
                           Danville, California  94506


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     5. Successors; Binding Effect.

          (a) The Company shall require any successor (whether direct or indirect by purchase of assets, purchase or exchange of stock, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Reiner, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall result in the total forgiveness of the Debt. As used in this Agreement, "Company" shall mean Sparta Surgical Corporation and any successor to the business and/or assets of Sparta Surgical Corporation which executes and delivers the agreement provided for in this Section 5 (a) or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law.

          (b) This Agreement and all rights of Reiner hereunder shall inure to the benefit of and be enforceable by the administrators, successors, heirs, distributees, devisees and legatees of Reiner.

     6. Arbitration. At the election of Reiner, any dispute respecting this Agreement, whether commenced by the Company or Reiner may be resolved by arbitration before a three person panel of independent arbitrators pursuant to the Commercial Rules of the American Arbitration Association ("AAA"). Any arbitration compelled pursuant to this section shall be held at the AAA office nearest to Reiner's residence at the time such action is commenced. Reiner shall be entitled to a stay of any legal proceeding instituted against by the Company in the event that an election to arbitrate pursuant to this Section is made.

     7. Attorney's Fees and Litigation. In any litigation or arbitration relating to this Agreement the Company shall bear all costs and attorney's fees of both parties.

     8. Authority. Each party represents that its undersigned representative or corporate officer has all requisite power and authority to enter into this agreement and to execute any and all instruments and documents on its behalf necessary to and in performance of their respective obligations hereunder.

     9.   Counterparts.   This   Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument.

     10. Severability. If any provisions of this Agreement shall be held to be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement and such term and condition, except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.


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     11. Headings:  The paragraph  headings contained herein are for convenience and reference only, and shall be given no effect in the interpretation of any term or condition of this Agreement.

     12. Miscellaneous. This Agreement is entered into and shall be construed under the laws of the State of California applicable to contracts made and to be entirely performed which that State. In the event that, notwithstanding Section 6 hereof, any litigation relating to this Agreement is held to be permissible, the venue thereof shall be in the appropriate court with jurisdiction over the matter in dispute for the county in which Reiner resides at the time of the filing of the lawsuit in question. This Agreement shall be amended, modified or terminated only by an instrument in writing, signed by the party or parties to be charged. This Agreement shall inure to the benefits of the parties and their successors in interest. This Agreement is the entire agreement of the parties relating to the employment of Reiner by the Company and supersedes all previous written or oral agreements.

     IN WITNESS WHEREOF the parties have executed this Agreement under seal the day and year first above written.

                                                SPARTA SURGICAL CORPORATION
                                                By its Board of Directors with
                                                Reiner abstaining



      /s/ Alan J.  Korn                           /s/ Michael Y.  Granger
     Alan J. Korn, Director                     Michael Y. Granger, Director

                                                REINER:


                                                   /s/ Thomas F.  Reiner
                                                 Thomas F. Reiner, Individually


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